First Guaranty Bancshares, Inc. S-4

Exhibit 8.2

Hunton Andrews Kurth LLP

1445 Ross Avenue

Suite 3700

Dallas, TEXAS 75202

Tel          214 · 979 · 3000

Fax          214 · 880 · 0011

www.huntonAK.com

March 23, 2023

Lone Star Bank

2600 S. Gessner Road

Houston, Texas 77063

Re:	Federal Income Tax Opinion Issued to Lone Star Bank in Connection with the Merger of First Guaranty Bank with and into Lone Star Bank, with First Guaranty Bank Surviving

Ladies and Gentlemen:

We have acted as special tax counsel to Lone Star Bank, a Texas banking association (“Lone Star”) in connection with the merger of First Guaranty Bank (“First Guaranty Bank”), a Louisiana state bank and wholly-owned subsidiary of First Guaranty Bancshares, Inc., a Louisiana business corporation (“First Guaranty Bancshares”) and Lone Star, with First Guaranty Bank surviving the merger (the “Merger”). The Merger shall be in accordance with and pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 6, 2023, by and between First Guaranty Bancshares, First Guaranty Bank, and Lone Star (the “Merger Agreement”). Pursuant to the requirements of Section 6.01(e) of the Merger Agreement, you have asked us to render an opinion that the Merger shall be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise indicated, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

Set forth below is our opinion, together with the representations, assumptions and documents upon which we have relied in rendering our opinion.

A.       Documents Reviewed

In connection with the opinions rendered below, we have reviewed and relied upon the following documents:

1.       the Merger Agreement;

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   NORFOLK  RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

Lone Star Bank

March 23, 2023

2.        the representation letters of First Guaranty Bancshares and Lone Star, delivered to us on or about March 22, 2023, with respect to various factual representations and certifications (collectively, the “Representation Letters”);

3.        the registration statement on Form S-4 filed with the Securities and Exchange Commission by First Guaranty Bancshares on the date hereof, which includes the proxy statement/prospectus (as amended from time to time, the “Proxy Statement”); and

4.       such other documents as we have deemed necessary or appropriate for purposes of this letter.

B.        Representations

In connection with the opinions rendered below, we have reviewed and relied upon the factual representations set forth in the Representation Letters.

C.       Assumptions

In connection with the opinions rendered below, we have assumed that:

1.       all signatures on all documents submitted to us are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as copies are accurate, that all information submitted to us is accurate and complete, and that all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents;

2.       the Merger and the other transactions specified in the Merger Agreement have been and will be consummated as contemplated in the Merger Agreement, without waiver of any material provision thereof;

3.       the Merger will be reported by First Guaranty Bancshares and Lone Star on their respective income tax returns in a manner consistent with the opinions set forth below; and

4.       the Representation Letters are true and accurate in all material respects as of the Effective Time of the Merger.

Lone Star Bank

March 23, 2023

D.       Opinions

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Representation Letters as of the date hereof and as of the date of the Effective Time of the Merger and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that:

1.       the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

2.       the discussion in the section of the Proxy Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion under current law of the material United States federal income tax consequences of the Merger to shareholders of Lone Star.

E.       Limitations

1.       Except as otherwise indicated, the opinions contained in this letter is based upon the Code and its legislative history, the U.S. Department of the Treasury regulations promulgated thereunder (the “Regulations”), judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date thereof and could significantly alter the conclusions reached in this letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this letter to reflect any developments that may occur after the date of this letter.

2.       The opinions expressed herein represent counsel’s best legal judgment and are not binding upon the Internal Revenue Service or the courts and are dependent upon the accuracy and completeness of the documents we have reviewed under the circumstances, the assumptions made and the factual representations contained in the Representation Letters. To the extent that any of the factual representations provided to us in the Representation Letters are with respect to matters set forth in the Code or the Regulations, we have reviewed with the individuals making such factual representations the relevant portions of the Code and the applicable Regulations and are reasonably satisfied that such individuals understand such provisions and are capable of making such factual representations. We have made no independent investigation of the assumptions set forth above, the facts contained in the documents or the factual representations set forth in the Representation Letters or the Merger Agreement. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such assumptions, facts or documents in a material way. Any material inaccuracy or incompleteness in these documents, assumptions or factual representations (whether made by First Guaranty Bancshares or Lone Star) could adversely affect the opinions stated herein.

Lone Star Bank

March 23, 2023

3.       No opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this letter may not be relied upon except with respect to the consequences specifically discussed herein. This letter does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Merger Agreement.

4.       This letter is issued to you solely for the benefit of Lone Star in connection with the Merger and no other person or entity may rely hereon without our express written consent.

Very truly yours,

/s/ Hunton Andrews Kurth LLP